EXECUTIVE AMENDMENT

This amendment ("Amendment"), effective the _____ day of __________, 200_ (the "Effective Date"), by and between Tyson Foods, Inc., a Delaware corporation ("Company"), and any of its subsidiaries and affiliates (hereinafter collectively referred to as "Employer"), and ________________ (hereinafter referred to as "Executive"), to the employment agreement dated ______ ("Agreement") between Employer and Executive.

WITNESSETH:

WHEREAS, Employer has advised Executive that Employer is amending and modifying the terms of its general employment agreements with officers and managers, and the Company is specifically providing for, among other things, a change in control vesting provision;

WHEREAS, in consideration of Executive's service to the Company, and performance under the Agreement, the Company is amending Executive's Agreement to provide for the change of control vesting;

NOW, THEREFORE, Employer and Executive, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

1.         Sections 14, 15, 16, 17, 18 and 19 of the Agreement shall be renumbered as follows:

                                    Section 15.  Beneficiaries; References.
                        Section 16.  Survivorship.
                        Section 17.  Governing Law.
                        Section 18.  Effect of Prior Agreements.
                        Section 19.  Withholding.
                        Section 20.  Counterparts.

2.         The following shall be added as the new Section 14 to the Agreement:

            "Acceleration Upon a Change in Control.  Upon the occurrence of a Change in Control (defined below) the restricted stock, stock options and performance stock that have been granted to Executive pursuant to an award agreement from the Employer under Sections 3.3, 3.4 and 3.5, or which have otherwise been previously granted to Executive under an award agreement from the Employer; and which awards are unvested at the time of the Change in Control, will vest sixty (60) days after the Change in Control event occurs (unless vesting earlier pursuant to the terms of the award agreement).  If the Executive is terminated by the Employer other than for egregious circumstances during such sixty (60) day period, all of the unvested restricted stock, stock options and performance stock granted pursuant to such award agreements will vest on the date of termination.  For purposes of this Agreement, the term "Change in Control" shall have the same meaning as the term "Change in Control" as set forth in the Plan; provided, however, that a Change in Control shall not include any event as a result of which one or more of the following persons or entities possess, immediately after such event, over fifty percent (50%) of the combined voting power of the Employer or, if applicable, a successor entity: (a) Don Tyson; (b) individuals related to Don Tyson by blood, marriage or adoption, or the estate of any such individual; or (c) any entity (including, but not limited to, a partnership, corporation, trust or limited liability company) in which one or more individuals or estates described in clauses (a) and (b) hereof possess over fifty percent (50%) of the combined voting power or beneficial interests of such entity.  The Committee shall have the sole discretion to interpret the foregoing provisions of this paragraph."

3.   Except as expressly provided in Sections 1 and 2 above, this Amendment does not modify or change any other terms of the Agreement, and such other terms and conditions shall remain unmodified by this Amendment.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Tyson Foods, Inc.                                            ____________________